Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the G&K Services, Inc. Restated Equity Incentive Plan (2013) of our reports dated August 23, 2013, with respect to the consolidated financial statements and schedule of G&K Services, Inc. and the effectiveness of internal control over financial reporting of G&K Services, Inc. included in its Annual Report (Form 10-K) for the year ended June 29, 2013, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 4, 2013